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                                                                     EXHIBIT 4.4

                            KOPPERS INDUSTRIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN



                                 July 15, 1998




       This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.




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                            KOPPERS INDUSTRIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                                  ARTICLE ONE
                                    Purpose

     The Koppers Industries, Inc. Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist all employees of Koppers Industries, Inc., and all employees of Koppers Australia Pty, Limited and its majority-owned affiliates, where permitted by applicable law, to acquire an equity interest in Koppers Industries, Inc. (the "Company") through the purchase of shares of Common Stock. It is intended that the Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").


                                  ARTICLE TWO
                                  Definitions

     The capitalized terms used herein shall have the meaning prescribed to them in this Article Two:

     "Board" shall mean the Board of Directors of the Company.

     "Code" shall have the meaning set forth in Article One.

     "Committee" shall mean the Company's Employee Stock Purchase Plan
Committee.

     "Company" shall have the meaning set forth in Article One.

     "Election Form" shall mean the form which an Employee completes and delivers to the Committee to commence participation in the Plan or to modify the terms of the Employee's participation in the Plan. The Committee shall determine the form and substance of the Election Form.

     "Employee" shall mean any employee of the Company and any employee of Koppers Australia Pty Limited and its majority-owned affiliates, except for (i) employees whose customary employment is 20 hours or less per week, (ii) employees whose customary employment is less than five months in any calendar year, and (iii) temporary employees who are hired without the expectation of permanent employment and who have worked for the Company for 24 months or less.

     "Fair Value" means the value as determined by the Board pursuant to
Schedule II  of the Stockholders' Agreement.

     "Grant Date" shall be the first date on which payroll deductions for U.S. Participants (or bank account debits for non-U.S. Participants) are possible under the Plan, specifically, August 7, 1998.

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     "Participant" shall mean an employee who has elected to participate in the
Plan in accordance with its terms.

     "Participant's Account" shall mean the account in which payroll deductions or bank account debits for each Participant are credited and in which shares of Common Stock purchased by the Participant hereunder shall be held.

     "Plan" shall have the meaning set forth in Article One.

     "Purchase Date" (exercise date) shall be the date on which the Company transfers the Participant's payroll deduction or bank account debit to the administrator to purchase stock, which date shall be the fifteenth day of the month (or, if the fifteenth day is a weekend or holiday, then the next business day) following the calendar month in which the Company deducts a specified amount from the Participant's payroll check or debits a specified amount from a Participant's bank account.


     "Stockholders Agreement" shall have the meaning set forth in Section 8.3.

     "Withdrawal Notice" shall have the meaning set forth in Section 9.1.


                                 ARTICLE THREE
                                 Administration

     3.1  Authority of the Committee.  The Plan shall be administered by the
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Committee, subject to the direction of the Board.  The Committee shall supervise the administration and enforcement of the Plan and, subject to the provisions of the Plan, shall have all powers necessary to discharge its duties hereunder, including, but not limited to, the power to (i) employ and compensate agents of the Committee for the purposes of administering the Participant's Account, (ii) construe, interpret and enforce the provisions of the Plan, (iii) determine all questions of eligibility under the Plan, and (iv) establish, amend or waive rules and regulations for the administration of the Plan. All of the determinations by the Committee and/or the Board under the Plan shall be in its sole discretion, and shall be binding upon all Employees (including
Participants) and any person claiming by, under or through such Employees.

     3.2  Committee Governance.  The Board may from time to time increase the
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number of members of the Committee, remove and appoint members of the Committee, and fill vacancies in the Committee however caused. The Board may select a chairman of the Committee and it shall select a secretary. Meetings of the Committee shall be held at such places and times and in such manner as the Board or the Committee may determine. A majority of its members shall constitute a quorum of any meeting of the Committee and, at any meeting where a quorum is present, the affirmative vote of a majority of the members present shall constitute action by the Committee. Any action consented to in writing by a majority of the members of the Committee shall constitute action by the Committee as if such action had been approved by the affirmative vote of a majority of the members present at the duly constituted meeting. The Board may adopt such other rules for the conduct of business of the Committee as it deems appropriate in its sole discretion.

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                                  ARTICLE FOUR
                                  Common Stock

     4.1  Available Shares.  The shares of Common Stock which are issuable under
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the Plan shall be previously issued shares which have been redeemed by the
Company and are available for re-sale pursuant to Section 4 of the Stockholders
Agreement.   A total of 250,000 shares of Common Stock have been authorized and are issuable under the Plan, with no more than 30,000 shares to be issued annually in the first two years commencing on the Grant Date.

     4.2  Adjustment.  Subject to the provisions of Section 10.4, in the event
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of any reorganization, recapitalization, stock split, stock dividend, reverse stock split, merger, consolidation, or other similar change in the capital structure of the Company, the Committee may make such changes, if any, in the maximum number of shares of Common Stock which may be issued under the Plan, as it deems appropriate under the circumstances.

     4.3  Excess Payroll Deductions or Bank Account Debits.  In the event that
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the total number of shares of Common Stock to be issued under the Plan on any
Purchase Date exceeds the number of shares of Common Stock available on such Purchase Date, the Company shall make a pro rata allocation of the shares available in as nearly a uniform manner as is practicable and as it determines to be equitable. In such event, the balance of payroll deductions or bank account debits credited to each Participant under the Plan shall be returned to the Participant in a prompt manner.


                                  ARTICLE FIVE
                                  Eligibility

     5.1  In General.  Each Employee shall be eligible to participate in the
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Plan subject to the restrictions set forth in Section 5.2.

     5.2  Restrictions on Five Percent Owners.  An Employee shall not be
          -----------------------------------
eligible to participate in and shall not be permitted to purchase shares under the Plan if, immediately following the purchase of shares, the Employee would own an aggregate of 5% or more of the total combined voting power or value (determined as of the date of purchase of the shares) of all outstanding shares of all classes of stock of the Company or of its parent or any subsidiary. The rules of Section 424(d) of the Code shall apply for determining the stock ownership of an Employee.


                                  ARTICLE SIX
                      Participation and Payroll Deduction

     6.1  Election to Participate.   Eligible U.S. Employees may elect to
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participate in the Plan by executing and delivering to the Committee an Election
Form indicating that the Employee desires to participate in the Plan and authorizing the Company to deduct a specified amount from the Employee's payroll check each pay period to be applied to the purchase of Common Stock in accordance with the terms and conditions of the Plan. Eligible non-U.S. Employees may elect to participate in the Plan by executing and delivering to the Committee an Election Form indicating that the Employee desires to participate in the Plan and authorizing the Company to debit a specified

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amount from the Employee's nominated bank account each month to be applied to the purchase of Common Stock in accordance with the terms and conditions of the Plan.

     6.2  Commencement of Payroll Deductions or Bank Account Debits.  For U.S.
          ---------------------------------------------------------
Participants, payroll deductions will commence with the first payroll check issued in the first month which begins at least thirty days after the Committee receives the Election Form which commences the Participant's participation in the Plan. For non-U.S. Participants, bank account debits will commence in the first month which begins at least thirty days after the Committee receives the Election Form which commences the Participant's participation in the Plan.

     6.3  Amount of Payroll Deductions or Bank Account Debits.  The amount of
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payroll deductions or bank account debits specified by a Participant in his
Election Form shall be in an amount not less than $25 per month . Any Participant who is also a participant in the Company's Incentive Compensation Plan shall be entitled to make a separate election to purchase Common Stock under the Plan in an amount up to fifty percent (50%) of such participant's Incentive Compensation for any period.

     6.4  Changes in Participation.  An Election Form shall remain in effect
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until the Participant withdraws from the Plan in accordance with Article Nine or modifies his or her payroll deduction or bank account debit by submitting a new Election Form to the Committee; provided, however, a Participant may submit only one new Election Form during any consecutive twelve month period. A new
Election Form shall become effective in the first Quarter which begins at least thirty days after the Committee receives the new Election Form.

     6.5  Participant Accounts.  All payroll deductions from a U.S.
          --------------------
Participant's payroll check, or bank account debits in the case of non-U.S. participants, shall be credited to the Participant's Account under the Plan as soon as is feasible. Each Participant's Account shall be maintained by or under the direction of the Committee. A Participant shall not be permitted to make any contribution to his or her Participant's Account except for payroll deductions or bank account debits made in accordance with the Election Form in effect. The payroll deductions or bank account debits held in a Participants' Account shall be used to purchase shares of Common Stock each Quarter as provided in this Plan. No interest shall accrue on any Participant's Account.


                                 ARTICLE SEVEN
                            Purchase Price of Shares

     7.1  Purchase Price.  The purchase price for each share of Common Stock
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purchased under the Plan shall be 95% of the Fair Value on the Purchase Date.

     7.2  Restrictions.  Notwithstanding anything herein to the contrary, under
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no circumstances shall a Participant be permitted to purchase stock of any class of the Company or its parent or any subsidiary of the Company under this Plan or any other stock purchase plan of the Company or its parent or any subsidiary which is qualified under Section 423 of the Code at a rate which exceeds $25,000 in Fair Value of the stock (determined as of the Grant Date of the share(s)) for each calendar year.

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                                 ARTICLE EIGHT
                            Purchase of Common Stock

     8.1  Automatic Purchase. Each Participant shall be deemed to automatically
          ------------------
purchase the number of shares of Common Stock which may be purchased at the Purchase Price determined pursuant to Section 7.1 with the accumulated payroll deductions or bank account debits in the Participant's Account. The date of such purchase shall be deemed the Purchase Date.

     8.2  Administrative Matters.  Administrative and commission costs on
          ----------------------
purchases of Common Stock made from payroll deductions or bank account debits shall be paid by the Company. Shares of Common Stock purchased for a Participant under this Plan will be issued to the Committee, as custodian for the Participant, and the Committee shall maintain records of such purchases and appropriate credit for such purchases shall be made to the Participant's Account. The Committee will cause to be delivered to each Participant a quarterly statement showing the number of shares in his account, the number of shares purchased for him on the immediately preceding Purchase Date, his aggregate payroll deductions or bank account debits for the preceding quarter, and the average price per share paid for the shares purchased by him during the preceding quarter. Any dividends paid on Common Stock held in a Participant's Account will be added to the Participant's Account.

     8.3  Stockholders' Agreement. As a condition to participation in the Plan,
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each Participant must agree to be bound by the terms of the Stockholders'
Agreement by and among Koppers Industries, Inc., Saratoga Partners III, L.P., and the Management Investors dated as of December 1, 1997, or any successor agreement entered into by the Company and a majority of its shareholders (the "Stockholders' Agreement") and to the appointment of Walter W. Turner and Clayton A. Sweeney as the Participant's representatives under the Stockholders' Agreement, or any successor agreement entered into by the Company and a majority of its shareholders. PURSUANT TO THE TERMS OF THE STOCKHOLDERS' AGREEMENT, THE COMPANY IS UNDER NO OBLIGATION TO PURCHASE THE SHARES OF ANY PARTICIPANT FOR ANY REASON, OTHER THAN PURSUANT TO SECTION 7 OF THE STOCKHOLDERS' AGREEMENT. PARTICIPANTS SHOULD BE AWARE THAT THERE IS NO PUBLIC MARKET FOR THE SHARES AVAILABLE UNDER THE PLAN. THERE CAN BE NO ASSURANCE THAT THE SHARES WILL EVER BECOME PUBLICLY TRADED AS A RESULT OF A PUBLIC OFFERING, OR THAT, IF A PUBLIC OFFERING IS CONSUMMATED, AN ACTIVE TRADING MARKET WILL DEVELOP OR WILL BE SUSTAINED THEREAFTER.


                                  ARTICLE NINE
                           Withdrawal and Termination

     9.1  Voluntary Withdrawal.  A Participant may withdraw from the Plan at any
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time by notifying the Committee in writing of his intent to withdraw (a
"Withdrawal Notice"). If a Withdrawal Notice is received by the Committee at least thirty days prior to the next Purchase Date, such withdrawal shall become effective immediately and all payroll deductions made on behalf of the Participant during the month in which the withdrawal is made shall be paid to the Participant within thirty days after the notice is received by the Committee. If the Withdrawal Notice is not received by the Committee at least thirty days prior to the next Purchase Date, such withdrawal shall

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become effective on the first day of the following month and the Company shall continue to make payroll deductions on behalf of the Participant for the remainder of the month in which such notice is delivered to the Committee and the Participant shall be deemed to automatically purchase all shares on the next Purchase Date in accordance with Section 8.1. The Committee shall deliver certificates for all shares of Common Stock held in a Participant's Account to the Participant as soon as is possible after the effective date of the Participant's withdrawal from the Plan. If any Participant withdraws from the Plan, no further payroll deductions or bank account debits will be made on his or her behalf after the effective date of withdrawal except in accordance with a new Election Form filed with the Committee as provided in Section 6.4 hereof. Upon withdrawal from the Plan a Participant will not be permitted to reenter the Plan until twelve (12) months have elapsed from the date his or her withdrawal becomes effective. Any restrictions on the transferability of shares set forth in Section 10.2 hereof shall survive withdrawal from the Plan and termination of the Participant's employment with the Company for any reason whatsoever.

     9.2  Termination of Employment.  Upon the termination of a Participant's
          -------------------------
employment as an Employee for any reason whatsoever including, but not limited to, retirement or disability, but excluding death which is covered in Section 9.3, the Participant's participation in the Plan shall cease immediately and the amount of payroll deductions or bank account debits in his Participant's Account shall be returned to him in a prompt manner.

     9.3  Death.  Upon a Participant ceasing to be an Employee because of the
          -----
Participant's death, the Participant's beneficiary shall have the right to elect, by giving written notice to the Committee within sixty (60) days after the date of the Participant's death, either

          (a) to withdraw all of the payroll deductions or bank account debits remaining in the Participant's Account under the Plan, or

          (b) to purchase shares of Common Stock on the fifth (5th) day of the subsequent month during which the Participant's death occurred in accordance with the provisions of this Plan, and have any excess payroll deductions or bank account debits in such account returned to the beneficiary.

     In the event that no such written notice is received by the Committee within such sixty (60) day period, the beneficiary shall be deemed to have elected to purchase shares pursuant to Section 9.3(b).

     9.4  Obligation To Sell Shares.  Upon a Participant ceasing to be an
          -------------------------
Employee pursuant to Section 9.2 or 9.3 hereof, the Participant shall be required to sell any Common Stock acquired pursuant to this Plan to the Company pursuant to Section 7 of the Stockholders Agreement.

     9.5  Termination of Plan.  The Company may terminate the Plan at any time
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in its sole discretion by giving written notice of termination to each
Participant. Absent prior termination by the Company, the Plan shall terminate automatically five (5) years after the Grant Date, unless the Board extends the life of the Plan.

     9.6  Effect of Termination.  Upon the termination of the Plan, all accrued
          ---------------------
payroll deductions in each Participant's Account shall be returned to the Participant and certificates

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representing shares of Common Stock held in each Participant's Account shall be delivered to the Participant as soon as is possible following the effective date of termination of the Plan.


                                  ARTICLE TEN
                                 Miscellaneous

     10.1 Designation of Beneficiary.  A Participant may file a written
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designation of a beneficiary who is to receive any stock and/or cash pursuant to
Section 9.3. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee. Upon the death of a Participant and upon receipt by the Committee of proof of identity and existence at the Participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.

     10.2 Restrictions on Transfer.  No funds credited to a Participant's
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Account nor any rights to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws or descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9.1.

     10.3 Use of Funds.  All payroll deductions or bank account debits received
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or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions or bank account debits.

     10.4 Amendment and Termination.  The Board shall have complete power and
          -------------------------
authority to amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the corporation (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 4.2); or (ii) amend the requirements as to the class of Employees eligible to purchase Common Stock under the Plan.

     10.5 Commencement Date.  The Plan shall commence as of the date of Board
          -----------------
approval, subject to approval by the holders of the majority of the Common Stock present and represented at the next meeting of shareholders occurring after
Board approval.    If the Plan is not so approved, the Plan shall not become
effective. Notwithstanding the foregoing, the Grant Date of the Plan shall be as defined in Article II.

     10.6 No Employment Rights.  The Plan does not, directly or indirectly,
          --------------------
create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment

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by the Company, and it shall not be deemed to interfere in any way with the
Company's right to terminate, or otherwise modify, an Employee's employment at any time.

     10.7 Effect of Plan.  The provisions of the Plan shall, in accordance with
          --------------
its terms, be binding upon, and inure to the benefit of, each Employee participating in the Plan and such Employee's estate, the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

     10.8 Governing Law.  The laws of the Commonwealth of Pennsylvania will
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govern all matters relating to this Plan except to the extent they are superseded by the laws of the United States.

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